PRESS RELEASE
FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com
Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Announces Corporate Name Change

DOWNERS GROVE, ILL., August 22, 2019 – Univar Inc. (NYSE: UNVR) ("Univar Solutions," or “The Company”), a global chemical and ingredient distributor and provider of value-added services, today announced its Board of Directors has approved a Certificate of Amendment of the Certificate of Incorporation of the Company (the “Certificate of Amendment”), to officially change the corporate name from Univar Inc. to Univar Solutions Inc., effective September 1, 2019.

“This name change marks another completed milestone as we progress on the integration of the legacy Univar and Nexeo chemical, ingredient and distribution businesses,” said David Jukes, Univar Solutions president and chief executive officer. “I’m pleased to see our integration consistently moving forward as we combine the best of the best and deliver increased value to our customers and suppliers.”

The shares of common stock of the Company will continue trading under the ticker symbol UNVR on the New York Stock Exchange, and the Committee on Uniform Securities Identification Procedures (CUSIP) number assigned to the Company’s common stock will remain the same. The name change also will not affect the rights of the Company’s stockholders.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements
This press release includes "forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek," "comfortable with," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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